Financial Statements

(A Development Stage Company)
December 31, 2008, 2007 and 2006

Index

Report of Independent Auditors
Balance Sheets
Statements of Operations, Comprehensive Income and Deficit
Statements of Cash Flows
Statements of Shareholders’ Equity
Notes to Financial Statements

Independent Auditors’ Report on Financial Statements

To the Shareholders of
Canadian Zinc Corporation

We have audited the balance sheets of Canadian Zinc Corporation [the “Company”] as at December 31, 2008 and 2007 and the statements of operations, comprehensive income and deficit, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2008 and 2007 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2008 in conformity with Canadian generally accepted accounting principles.

As discussed in note 2 to the financial statements, in 2008, the Company changed its policy of accounting for exploration and development costs.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008 and 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 9, 2009 expressed an unqualified opinion thereon.

Vancouver, Canada,
March 9, 2009. Chartered Accountants

Independent Auditors’ Report on Internal Controls under Standards of the Public Company Accounting Oversight Board (United States)

To the Shareholders of
Canadian Zinc Corporation

We have audited Canadian Zinc Corporation’s [the “Company”] internal control over financial reporting as at December 31, 2008 and 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission [the “COSO criteria”]. The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008 and 2007 based on the COSO criteria.

We also have audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the balance sheets as at December 31, 2008 and 2007 and the statements of operations, comprehensive income and deficit, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008 and 2007 of the Company and our report dated March 9, 2009 expressed an unqualified opinion thereon.

Vancouver, Canada,
March 9, 2009. Chartered Accountants

CANADIAN ZINC CORPORATION
(a development stage company)
Balance Sheets
(Prepared in accordance with Canadian generally accepted accounting principles)

(in thousands of Canadian dollars)	December 31,	December 31,
	2008	2007
		Restated (a)
ASSETS
Current
Cash and cash equivalents	$9,225	$6,919
Short-term investments (Note 5)	11,723	21,495
Marketable securities (Note 6)	2,024	100
Other receivables and prepaid expenses	96	172

Total Current Assets	23,068	28,686
Other long-term assets (Note 7)	525	425
Restricted cash (Note 8)	214	-
Resource interests (Note 9)	5,053	4,832
Plant and equipment (Note 11)	661	448

Total Assets	$29,521	$34,391

LIABILITIES

Current
Accounts payable	$314	$813
Accrued liabilities	197	441

Total Current Liabilities	511	1,254

Asset retirement obligation (Note 12)	1,162	1,228

Total Liabilities	1,673	2,482
Commitments (Notes 9 and 20)

SHAREHOLDERS' EQUITY

Share capital (Note 13)	65,621	65,964

Contributed surplus (Note 14)	8,354	7,844
Accumulated other comprehensive income	-	-
Deficit	(46,127)	(41,899)

Total Shareholders’ Equity	27,848	31,909

Total Liabilities and Shareholders’ Equity	$29,521	$34,391
Subsequent events (Note 21)
(a) – See Note 2.

Approved by the Board of Directors:

“John F. Kearney”	“Brian A. Atkins, CA”
Director	Director

See accompanying notes to the financial statements.

CANADIAN ZINC CORPORATION
(a development stage company)
Statements of Operations, Comprehensive Income and Deficit
(Prepared in accordance with Canadian generally accepted accounting principles)

(in thousands of Canadian dollars except share and per share amounts)	Year ended December 31,
	2008	2007	2006
		Restated (a)	Restated (a)
Income Investment Income	$899	$1,234	$948

Mineral exploration and development costs (Note 10)	3,426	11,050	8,027
Expenses
Depreciation	21	13	4
Listing and regulatory fees	48	59	40
Management and directors fees	566	347	318
Office and general	360	463	491
Professional fees	220	396	256
Project evaluation	21	39	31
Shareholder and investor communications	230	420	244
Stock based compensation	205	267	1,023
	1,671	2,004	2,407
Other income (expenses)
Foreign exchange gain	8	-	-
Unrealized (loss) on securities (Note 6)	(38)	(150)	-
	(30)	(150)	-
Loss before income taxes	(4,228)	(11,970)	(9,486)

Future income taxes income (Note 17)	-	2,487	1,763

Net loss for the year	(4,228)	(9,483)	(7,723)

Other comprehensive income/(loss)	-	-	-

Comprehensive loss	$(4,228)	$(9,483)	$(7,723)

Deficit, beginning of year	$(41,899)	$(32,416)	$(24,693)

Net loss	(4,228)	(9,483)	(7,723)

Deficit, end of year	$(46,127)	$(41,899)	$(32,416)

Loss per share - basic and diluted	$(0.04)	$(0.08)	$(0.08)
Weighted average number of common shares outstanding – basic and diluted	120,440,062	113,429,078	94,734,979

(a) See Note 2.

See accompanying notes to the financial statements.

CANADIAN ZINC CORPORATION
(a development stage company)
Statements of Cash Flows
(Prepared in accordance with Canadian generally accepted accounting principles)

(in thousands of Canadian dollars)	Year ended December 31,
	2008	2007	2006
		Restated (a)	Restated (a)
Operating Activities
Net loss for the year	$(4,228)	$(9,483)	$(7,723)
Reclamation expenditures	(286)	(246)	-
Adjustment for items not involving cash:
- Accretion and depreciation	281	233	133
- Future income taxes	-	(2,487)	(1,763)
- Write-off of mining equipment	-	-	27
- Unrealized loss on securities (Note 6)	38	150	-
- Stock based compensation	205	267	1,023
Change in non-cash working capital items:
- other receivables and prepaid expenses	76	98	(246)
- accounts payable and accrued liabilities	(836)	790	416
	(4,750)	(10,678)	(8,133)

Financing Activities
Capital stock issued and subscribed, net of issuance costs	340	10,184	22,037
Capital stock repurchased (Note 13)	(378)	-	-
	(38)	10,184	22,037

Investing Activities
Plant and equipment	(402)	(149)	(426)
Short-term investments	9,772	(6,016)	(15,479)
Restricted cash	(214)	-	-
Marketable securities	(1,962)	-	(250)
Other long-term assets	(100)	(30)	(205)
	7,094	(6,195)	(16,360)

Increase (decrease) in cash and cash equivalents	2,306	(6,689)	(2,456)

Cash and cash equivalents, beginning of year	6,919	13,608	16,064

Cash and cash equivalents, end of year	$9,225	$6,919	$13,608

Supplemental Information:
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

(a) – See Note 2.

See accompanying notes to the financial statements.

CANADIAN ZINC CORPORATION
(a development stage company)
Statements of Shareholders’ Equity
(Prepared in accordance with Canadian generally accepted accounting principles)

(in thousands of Canadian dollars except for share amounts)	Common shares		Contributed
	Shares	Amount	Surplus	Deficit	Total
		Restated (a)		Restated (a)	Restated (a)
Balance, December 31, 2005	79,747,212	$43,067	$1,479	$(24,693)	$19,853
Issue of shares at $0.72 per share	13,333,333	9,600	-	-	9,600
Issuance costs	-	(768)	-	-	(768)
Share purchase warrants	-	(2,264)	2,264	-	-
Broker warrants issued at $0.72 per share	-	(773)	773	-	-
Broker warrants issued at $1.00 per share	-	(320)	320	-	-
Exercise of warrants between $0.55 - $0.85 per share	1,307,590	1,215	(394)	-	821
Exercise of options at $0.60 per share	690,000	670	(255)	-	415
Issue of flow-through shares at $1.15 per share	6,956,522	8,000	-	-	8,000
Issuance costs	-	(1,030)	-	-	(1,030)
Issue of shares at $0.90 per unit	5,555,555	5,000	-	-	5,000
Share purchase warrants	-	(845)	845	-	-
Broker warrants issued at $0.93 per share	-	(167)	167	-	-
Broker warrants issued at $1.15 per share	-	(257)	257	-	-
Future income tax effect of flow-through shares	-	(1,763)	-	-	(1,763)
Stock-based compensation	-	-	1,023	-	1,023
Net loss for the year	-	-	-	(7,723)	(7,723)
Balance, December 31, 2006	107,590,212	$59,365	$6,479	$(32,416)	$33,428
Exercise of options at $0.23 per share	450,000	131	(27)	-	104
Future income tax effect of flow-through shares	-	(2,487)	-	-	(2,487)
Exercise of options at $0.89 per share	100,000	153	(64)	-	89
Exercise of warrants between $0.72 - $0.93 per share	302,738	394	(174)	-	220
Issue of shares at $0.85 per unit	11,765,000	9,766	-	-	9,766
Share purchase warrants	-	(1,366)	1,366	-	-
Exercise of warrants at $0.72 per share	6,012	8	(3)	-	5
Stock-based compensation	-	-	267	-	267
Net loss for the year	-	-	-	(9,483)	(9,483)
Balance, December 31, 2007	120,213,962	$65,964	$7,844	$(41,899)	$31,909
Exercise of warrants at $0.72 per share	471,101	613	(273)	-	340
Shares cancelled under normal course issuer bid	(1,716,000)	(956)	578	-	(378)
Stock-based compensation	-	-	205	-	205
Net loss for the year	-	-	-	(4,228)	(4,228)
Balance, December 31, 2008	118,969,063	$65,621	$8,354	$(46,127)	$27,848
(a) – See Note 2

See accompanying notes to the financial statements.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

1.           Nature of Operations and Going Concern

The Company is primarily engaged in the exploration, development and re-permitting of its Prairie Creek property.  The Company is considered to be in the exploration and development stage given that its Prairie Creek property is not yet in production and, to date, has not earned any significant revenues.  The recoverability of amounts shown for resource interests is dependent on the existence of economically recoverable reserves, obtaining the necessary permits to operate a mine, obtaining the financing to complete development and future profitable production (see Note 9).

These financial statements have been prepared on the basis of accounting principles applicable to a going concern which assumes that the Company will realize its assets and discharge its liabilities in the normal course of business.  Management has carried out an assessment of the going concern assumption and has concluded that the Company has sufficient cash and cash equivalents, short-term investments and marketable securities (as well as no debt obligations outside of normal course accounts payable and accrued liabilities) to continue operating at current levels for several years from the current date.  Accordingly, these financial statements do not reflect the adjustments to the carrying value of assets and liabilities, or the impact on the statement of operations and balance sheet classifications that would be necessary were the going concern assumption not appropriate.

However, at such time that the Company receives its operating permits for the Prairie Creek Mine (which is not a certain event), it will require significant additional financing to place the mine into operation.  There is no guarantee that the Company will be able to obtain such financing to complete the development of the Prairie Creek Mine.

2.           Change in Accounting Policy

During 2008, the Company commenced its review of the impact of International Financial Reporting Standards (“IFRS”) (see Note 4(d)) on its current accounting policies.  Part of this initial review included an examination of the Company’s current accounting policies.  In light of this review, the Company determined that it was appropriate to change its accounting policy for resource interests whereby exploration and development costs are to be expensed until such time as either reserves are proven or permits to operate a mineral resource property are received and financing to complete development has been obtained.  Previously, the Company capitalized its exploration and development expenditures as incurred, which is permitted under Canadian generally accepting accounting principles (“Canadian GAAP”).

Management believes that this revised accounting policy will provide a more relevant and reliable basis of accounting.  Among other benefits, the revised accounting policy aligns the accounting treatment of resource interest expenditures with standards used by producing mining companies in the resource sector and with global accounting standards (including the accounting principles generally accepted in the United States of America (“U.S. GAAP”)).  The change in accounting policy has been applied retrospectively, and the comparative statements for 2007 and 2006 have been restated.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

2.           Change in Accounting Policy (continued)

The effect of the change was to increase the accumulated deficit at January 1, 2006 by $13.490 million and at January 1, 2007 by $19.727 million. Further impacts of the restatement are noted in the table below:

	As Previously Reported	Adjustment	Restated
Balance Sheet as at December 31, 2007:
Resource interests	$37,797	$(32,965)	$4,832
Other long-term assets	-	425	425
Future income tax liability	(3,621)	3,621	-
Share capital	66,593	(629)	65,964
Deficit	(13,609)	(28,290)	(41,899)

Statement of Operations, Comprehensive Income and Deficit for the year ended December 31, 2007:
Mineral exploration and development costs	-	(11,050)	(11,050)
Future income taxes income	-	2,487	2,487
Net loss / Comprehensive loss for year	(920)	(8,563)	(9,483)

Loss per share – basic and diluted	(0.01)	(0.07)	(0.08)

Statement of Cash Flows for the year ended December 31, 2007:
Operating activities	(569)	(10,109)	(10,678)
Investing activities	(16,304)	10,109	(6,195)

Balance Sheet as at December 31, 2006:
Resource interests	26,700	(21,885)	4,815
Other long-term assets	-	395	395
Future income tax liability	(1,134)	1,134	-
Share capital	59,994	(629)	59,365
Deficit	(12,689)	(19,727)	(32,416)

Statement of Operations, Comprehensive Income and Deficit for the year ended December 31, 2006:
Mineral exploration and development costs	-	(8,027)	(8,027)
Write-off of mining equipment	(27)	27	-
Future income taxes income	-	1,763	1,763
Net loss / Comprehensive loss for year	(1,486)	(6,237)	(7,723)

Loss per share – basic and diluted	(0.02)	(0.06)	(0.08)

Statement of Cash Flows for the year ended December 31, 2006:
Operating activities	(262)	(7,871)	(8,133)
Investing activities	$(24,231)	$7,871	$(16,360)

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

3.	Significant Accounting Policies

These financial statements have been prepared in accordance with Canadian GAAP.  These accounting principles conform in all material respects to U.S. GAAP, except as disclosed in Note 19.

(a)	Measurement Uncertainty

The preparation of financial statements in accordance with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Significant accounts that require estimates as the basis for determining the stated amounts include resource interests, plant and equipment, asset retirement obligation, future income taxes and stock-based compensation.

Depreciation and depletion of resource interests and plant and equipment assets are dependent upon estimates of useful lives and resource estimates, both of which are determined with the exercise of judgment.  The assessment of any impairment of resource interests or plant and equipment is dependent upon estimates of fair value that take into account factors such as resources, economic and market conditions and the useful lives of assets.  Asset retirement obligations are recognized in the period in which they arise and are stated at the fair value of estimated future costs.  These estimates require extensive judgment about the nature, cost and timing of the work to be completed, and may change with future changes to costs, environmental laws and regulations and remediation practices.

(b)	Financial Instruments

Financial assets and liabilities are recognized on the balance sheet when the Company becomes a party to the contractual provisions of the instrument.  Fair values are determined directly by reference to published price quotations in an active market.  The Company’s accounting policy for each category of financial instrument is summarized below:

Loans and receivables

Loans and receivables are initially recognized at fair value including direct and incremental transaction costs and are subsequently measured at amortized cost, using the effective interest method.  The Company has classified its other receivables as loans and receivables.

Held for trading

Financial assets and liabilities that are purchased and incurred with the intention of generating income in the near term are classified as held for trading.  Financial instruments included in this category are initially recognized at fair value and transaction costs are taken directly to net income  (loss) along with gains and losses arising from changes in fair value.  Regular-way purchases and sales of financial assets are accounted for on the trade date.

The Company has designated its cash and cash equivalents, short-term investments (see Note 5), marketable securities (see Note 6) and restricted cash as held for trading.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

3.	Significant Accounting Policies (continued)

(b)	Financial Instruments (continued)

Held-to-maturity

Held-to-maturity investments are financial assets with fixed or determinable payments that the Company has the intention and ability to hold to maturity.  These are initially recognized at fair value including direct and incremental transaction costs and are subsequently valued at amortized cost using the effective interest rate method.  The Company has no financial assets classified as held-to-maturity.

Available-for-sale

Available-for-sale assets are financial assets that are designated as available-for-sale and are not categorized into any other categories as described above.  These assets are initially recognized at fair value including direct and incremental transaction costs and are subsequently held at fair value with gains and losses arising from changes in fair value included in other comprehensive income until ultimate sale when the cumulative gain or loss is transferred to net income.  The Company had no financial assets designated as available-for-sale.

Other liabilities

If not classified as held for trading, financial liabilities are classified as other liabilities.  After initial measurement at fair value, other liabilities are measured at amortized cost using the effective interest rate method.  Gains or losses are recognized in net income (loss) in the period when the liability is derecognized.  The Company has classified its accounts payable and accrued liabilities as other liabilities.

(c)	Cash and Cash Equivalents

Cash and cash equivalents consist of cash and liquid investments which are readily convertible into cash with maturities of three months or less when purchased.  The Company’s cash and cash equivalents at December 31, 2008 consisted of cash of $264,000 and cash equivalents of $8.961 million (2007 – cash of $728,000 and cash equivalents of $6.191 million).

(d)	Short-term investments

Short-term investments, which consist primarily of investments in Bankers Acceptances and Guaranteed Investment Contracts (“GIC’s”) are investments with maturities of more than three months and less than one year when purchased.

(e)	Marketable securities

Marketable securities are recorded at their fair market value on the date of acquisition and are classified as held for trading.  The carrying value of the securities is adjusted at each subsequent balance sheet date to the then fair value (based upon the market price and the Bank of Canada quoted exchange rate if applicable) with the resulting unrealized gains or losses included in earnings for the period.  Transaction costs relating to the purchase of marketable securities are expensed directly to net income (loss).

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

3.	Significant Accounting Policies (continued)

(f)	Foreign Currency Transactions

Foreign currency transactions are translated at the rate in effect when the transactions occur.  Monetary assets and liabilities denominated in a foreign currency (if any) are translated at the rate in effect at the reporting date.

(g)	Plant and Equipment

Plant and equipment is recorded at cost, net of accumulated depreciation.  Depreciation is provided on a declining-balance basis at the following annual rates:

Mining equipment and pilot plant	30%
Furniture, fixtures and equipment	20%
Computer equipment	30%

Depreciation is provided at half the annual rate in the year of acquisition.

Leasehold improvements are recorded at cost, net of accumulated amortization.  Amortization on leasehold improvements is provided on a straight-line basis over the life of the lease.

(h)	Resource Interests

Resource interests include acquired mineral use rights for mineral property held by the Company. The amount of consideration paid (in cash or share value) for resource interests is capitalized, along with the cost of any site infrastructure (such as the plant and mill) acquired.  The amounts shown for resource interests represent costs of acquisition incurred to date, less recoveries, and do not necessarily reflect present or future values.  These costs will be amortized against revenue from future production or written off if the resource interest is abandoned or sold.  The cost of resource interests also includes the cost of estimated asset retirement obligations (less accumulated amortization)

Depletion of costs capitalized on projects put into commercial production will be recorded using the unit-of-production method based upon estimated proven and probable reserves.

The carrying values of resource interests are reviewed by management at least annually to determine if they have become impaired.  If impairment is determined to exist, the resource interest will be written down to its net recoverable value.

Ownership in resource interests involves certain inherent risks, including geological, metal prices, operating costs, and permitting risks.  Many of these risks are outside the Company’s control.

The ultimate recoverability of the amounts capitalized for the resource interests is dependent upon the delineation of economically recoverable ore reserves, obtaining the necessary financing to complete their development, obtaining the necessary permits to operate a mine, and realizing profitable production or proceeds from the disposition thereof.  Management’s estimates of recoverability of the Company’s investment in its Prairie Creek resource interests have been based on current and expected conditions.  However, it is possible that changes could occur which could adversely affect management’s estimates and may result in future write downs of resource interest carrying values.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

3.	Significant Accounting Policies (continued)

(i)	Exploration and development costs

Mineral exploration and development costs are expensed as incurred until such time as either mineral reserves are proven or permits to operate the mineral resource property are received and financing to complete development has been obtained.  Following confirmation of mineral reserves or receipt of permits to commence mining operations and obtaining necessary financing, development expenditures are capitalized as deferred development expenditures included within resource interests.

(j)	Property Option Agreements

Property Option payments are recorded as resource interest costs or recoveries when the payments are made or received, respectively.

(k)	Asset Retirement Obligations

Future obligations to retire an asset, including dismantling, remediation and ongoing treatment and monitoring of the site, are recognized and recorded as a liability at fair value at the time at which they are incurred or the event occurs giving rise to such an obligation.  The liability is increased (accreted) over time through periodic charges to net income (loss).  The corresponding asset retirement cost is capitalized as part of the asset’s carrying value, and is amortized over the asset’s estimated useful life.  The amount of the liability will be subject to re-measurement at each reporting period.

The Company, where possible, has estimated asset retirement obligations based on current best practice.  These estimates, made by management of the Company, are subject to change as a result of changes in regulations, the extent of environmental remediation required, the means of reclamation, or cost estimates.  Changes in estimates are accounted for prospectively during the period the estimate is revised.

(l)	Asset Impairment

Long-lived assets are tested for impairment whenever events or changes in circumstances indicate the related carrying amounts may not be recoverable.  Impairment is considered to exist if total estimated future cash flows or probability-weighted cash flows on an undiscounted basis are less than the carrying amount of the assets, including resource interests and plant and equipment.  An impairment loss, if any, is measured and recorded based on discounted estimated future cash flows or the application of an expected present value technique to estimate fair value in the absence of a market price.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

3.	Significant Accounting Policies (continued)

(m)	Earnings (Loss) Per Common Share

Earnings (loss) per share calculations are based on the net income (loss) attributable to common shareholders for the period divided by the weighted average number of common shares issued and outstanding during the year.

Diluted earnings (loss) per share is calculated based on the weighted average number of common shares outstanding during the year, plus the effects of dilutive common share equivalents.  This method requires that the dilutive effect of outstanding options and warrants issued should be calculated using the treasury stock method.  This method assumes that all common share equivalents have been exercised at the beginning of the period (or at the time of issuance, if later), and that the funds obtained thereby were used to purchase common shares of the Company at the average trading price of common shares during the period.

As the Company incurred net losses in fiscal 2008, 2007 and 2006, the stock options and share purchase warrants as disclosed in Note 14 were not included in the computation of loss per share as such inclusion would be anti-dilutive.

(n)	Income Taxes

The Company follows the asset and liability method of accounting for income taxes.  Future income tax assets and liabilities are recognized in the period for temporary differences between the tax and accounting bases of assets and liabilities as well as for the potential benefit of income tax losses and other deductions carried forward to future years.

Future income tax assets and liabilities are measured using substantively enacted tax rates and laws expected to apply in the years in which temporary differences are expected to be recovered or settled.  The effect of a change in tax rates on future income tax assets and liabilities is recognized in operations in the period that includes the substantive enactment date.  The value of future income tax assets is reviewed annually and adjusted, if necessary, by use of a valuation allowance to reflect the estimated realizable amount.

(o)	Flow-through shares

Canadian tax legislation permits a company to issue flow-through shares whereby the tax benefits arising from qualified resource expenditures can be renounced by the company and are claimed by the investors in such shares.  To recognize the foregone tax benefits to the Company, on the date that the renouncement is filed with the tax authorities, the carrying values of the shares issued is reduced by the tax effect of the tax benefits renounced.  In accordance with EIC-146, “Flow-through shares,” the Company records the future income tax assets that result from the renouncement of tax benefits as a recovery of future income tax expense.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

3.	Significant Accounting Policies (continued)

(p)	Stock-based Compensation

The Company follows the fair value method of accounting for the stock options awards granted to employees and directors.  The fair value of stock options is determined by the widely used Black-Scholes Option Pricing Model with assumptions for risk-free interest rates, dividend yields, volatility of the expected market price of the Company’s common shares and an expected life of the options.  The fair value of direct awards of stock is determined by the quoted market price of the Company’s stock.  Stock based compensation is amortized to earnings over the vesting period of the related option.

Option-pricing models require the use of highly subjective estimates and assumptions including the expected stock price volatility.  Changes in the underlying assumptions can materially affect the fair value estimates and, therefore, existing models do not necessarily provide reliable measurement of the fair value of the Company’s stock options.

(q)	Revenue Recognition

Investment income on cash and cash equivalents and short-term investments is recognized as it is earned.

4.           Accounting Changes

On January 1, 2008, the Company adopted the recommendations included in the following Sections of the CICA Handbook: Section 1400, “General Standards of Financial Statement Presentation,” Section 1535, “Capital Disclosures,” Section 3862, “Financial Instruments – Disclosure” and Section 3863, “Financial Instruments – Presentation.”

(a)	Section 1400, “General Standards of Financial Statement Presentation”

This Section establishes standards for assessing a company’s ability to continue as a going concern and disclosing any material uncertainties that cast doubt upon its ability to continue as a going concern.  The Company’s disclosure reflects such assessment and discussion (see Note 1).

(b)	Section 1535, “Capital Disclosures”

This Section establishes standards for disclosing information about a company’s capital and how it is managed.  Under this standard the Company is required to disclose the following, based on the information provided internally to the Company’s key management personnel:

(i)       qualitative information about its objectives, policies and processes for managing capital;
(ii)       summary quantitative data about what it manages as capital;
(iii)	whether during the period it complied with any externally imposed capital requirements to which the Company is subject; and
(iv)	when the Company has not complied with such externally imposed capital requirements (if any), the consequences of such non-compliance.

See Note 15 for disclosures related to the Company’s objectives, policies and processes for managing capital.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

4.           Accounting Changes (continued)

(c)	Section 3862, “Financial Instruments – Disclosure” and Section 3863, “Financial Instruments – Presentation”

The new disclosure and presentation standards require companies to provide disclosure of quantitative and qualitative information in their financial statements that enable users to evaluate (a) the significance of financial instruments for the company’s financial position and performance; and (b) the nature and extent of risks arising from financial instruments to which the entity is exposed during the period and at the balance sheet date, and management’s objectives, policies and procedures for managing such risks.  Companies are required to disclose the measurement basis or bases used, and the criteria used to determine classification for different types of instruments.

The Section requires specific disclosures to be made, including the criteria for:

(i)       designating financial assets and liabilities as held for trading;
(ii)       designating financial assets as available-for-sale; and
(iii)	determining when impairment is recorded against the related financial asset or when an allowance account is used.

See Note 18 for disclosures related to financial instruments.

(d)	New Canadian Accounting Standards

In February 2008, the CICA Accounting Standards Board (“CICA”) confirmed that the use of International Financial Reporting Standards (“IFRS”) will be required in 2011 for public companies in Canada (i.e., IFRS will replace Canadian GAAP for public companies).  The official changeover date will apply for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011.  The Company is currently assessing the impact of the implementation of IFRS.

Section 3064, Goodwill and Intangible Assets

In February 2008, the CICA issued this new Section 3064 to replace Section 3062, “Goodwill and Other Intangible Assets” and establish standards for the recognition, measurement and disclosure of goodwill and intangible assets.  In addition, the CICA issued amendments to Section 1000, “Financial Statement Concepts” and Accounting Guideline 11, “Enterprises in the Development Stage” and withdrew Section 3450, “Research and Development Costs.”  Furthermore, Emerging Issues Committee (EIC) Abstract 27, “Revenues and Expenditures during the Pre-operating Period” is no longer applicable for companies that have adopted CICA 3064.  The mandatory effective date is for annual and interim financial statements for years beginning on/after October 1, 2008 (i.e., January 1, 2009).  The Company does not believe that Section 3064 will have a significant impact on its financial statements under current operating conditions but could have an impact on the future accounting treatment of expenditures on mineral property development once mineral reserves have been proved or an operating permit received and financing for development obtained (see Notes 3(h) and 3(i)).

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

4.           Accounting Changes (continued)

(d)  New Canadian Accounting Standards (continued)

Sections 1582, Business Combinations, 1601, Consolidations and 1602, Non-controlling Interests

In January 2009, the CICA issued these new sections to replace Section 1581, “Business Combinations” and Section 1600, “Consolidated Financial Statements.”  Section 1582 will apply to a transaction in which the acquirer obtains control of one or more businesses (as defined in the Section).  Most assets acquired and liabilities assumed, including contingent liabilities that are considered to be improbable, will be measured at fair value.  A bargain purchase will result in the recognition of a gain.  Acquisition costs will be expensed.  Any non-controlling interest will be recognized as a separate component of shareholders’ equity and net income will be allocated between the controlling and non-controlling interests.  These new standards will apply to fiscal years beginning on or after January 1, 2011.  The Company does not believe that these new Sections will have an impact on its financial statements unless the Company enters into a business acquisition subsequent to January 1, 2011.

5.           Short-term Investments

Short-term investments, which consist primarily of investments in Bankers Acceptances and Guaranteed Investment Certificates, are investments with maturities of more than three months and less than one year when purchased.  As at December 31, 2008, short-term investments were valued at $11.723 million, earning investment income at rates ranging from 1.48% to 4.20% (2007 - $21.495 million, earning income at rates ranging from 3.40% to 5.75%).  The Company has designated its short-term investments as held for trading assets.  Investment income and changes in market value on short-term investments are recorded in investment income in the Statement of Operations; accrued interest earned but not yet received is included in other receivables on the balance sheet.  The market value of these assets is based upon quoted market values and the recorded amounts at December 31, 2008 approximate fair value for these investments.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

6.           Marketable Securities

The Company holds a portfolio of marketable securities which have been designated as held for trading assets.  Changes in fair value, based on quoted market values and exchange rates, of the marketable securities are recorded in the Statement of Operations.  The timing and proceeds from the eventual sale of these shares are dependent, to a large extent, on market forces that are not within the control of the Company.  Therefore, there is a significant amount of uncertainty as to the actual amount of cash the Company would eventually receive upon the sale of these shares.

Held for Trading	# of Shares	Original Cost	Fair Value – December 31, 2008	Cumulative Gain (Loss)
Alcoa Inc.	16,800	$210	$230	$20
Anglo American plc	23,000	286	325	39
BHP Billiton Ltd.	8,000	328	418	90
Copper Mesa Mining Corp.	764,595	250	23	(227)
Freeport-McMoRan Copper & Gold Inc.	12,000	337	358	21
Rio Tinto plc	3,500	497	379	(118)
Teck Cominco Limited	11,600	99	70	(29)
Companhia Vale do Rio Doce	15,000	205	221	16
		$2,212	$2,024	$(188)

Held for Trading	# of Shares	Original Cost	Fair Value – December 31, 2007	Cumulative Gain (Loss)
Copper Mesa Mining Corp.	764,595	$250	$100	$(150)

7.           Other long-term assets

Other long-term assets of $525,000 (2007 - $425,000) consist of reclamation security deposits that the Company has lodged with government agencies as security in support of certain reclamation obligations.

8.           Restricted Cash

The Company has $214,000 (2007 - $nil) of cash on hand, which is restricted as security for a letter of guarantee issued by a financial institution, to secure performance by the Company of certain obligations pursuant to an authorization from Department of Fisheries and Oceans Canada (“DFO”) (see Notes 9 and 20).

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

9.           Resource Interests

The Company’s resource interests comprise the Prairie Creek Mine Property.  During the year ended December 31, 2008, the Company changed its accounting policy, with retrospective effect, for resource interests as described in Note 2 to these financial statements.

	December 31, 2008	December 31, 2007
		Restated – Note 2
Acquisition costs:
- mining lands	$3,158	$3,158
- plant and mill	500	500
	3,658	3,658
Asset retirement obligation	1,395	1,174
	$5,053	$4,832

The asset retirement obligation balance included within resource interests represents the “asset” portion of amounts initially recorded to correspond with the asset retirement obligation liability (see Note 12).  This asset amount is amortized over the useful life of the asset to which it relates.  To date, no amortization has been recorded on the asset retirement obligation asset.

Prairie Creek Mine

The Company holds a 100% interest in the Prairie Creek Mine property located in the Northwest Territories, Canada.  The Company holds various licences and permits required in order to maintain and perform current activities at the Prairie Creek Mine site.  A summary of permits and licences granted to the Company subsequent to December 31, 2006 is noted below.

On April 10, 2007, the Mackenzie Valley Land and Water Board (the “Water Board”) issued a Land Use Permit for use of the road which connects the Prairie Creek Mine with the Liard Highway.  The Land Use Permit (MV2003F0028) is valid for five years to April 10, 2012.  Under the terms of the Permit, a security deposit in the amount of $100,000 was payable prior to the first use of the road.  This amount was paid to the Water Board on July 16, 2008.

On March 20, 2008, the Water Board issued a Type B Water Licence (MV2007L8-0026) to permit remediation of a portion of the winter road.  The Water Licence is valid for five years to March 20, 2013.

In June 2008, the Company entered into a letter of guarantee in the amount of $214,000 in favour of DFO to secure performance by the Company of certain obligations pursuant to an authorization from DFO dated July 15, 2008, to perform certain road repairs in proximity to the Prairie Creek Mine site.

In September 2008, the Water Board granted a two year extension to the Company’s Land Use Permit (MV2001C0023) to September 9, 2010 and a five year renewal of the Company’s Water Licence (MV2001L2-0003) to September 9, 2013.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

10.           Mineral Exploration and Development Costs

The Company conducted an underground drilling program at the Prairie Creek Mine that commenced in 2006 and continued through to the end of 2007.  During the year ended December 31, 2008, the Company incurred further expenditures relating to the demobilization of the contractor’s equipment and finalization of the work program.  In April 2008, the Company received a cost recovery of $942,000 related to its drilling program.

Mineral exploration and development costs incurred in 2008, 2007 and 2006 are detailed below:

	2008	2007	2006
		Restated – Note 2	Restated – Note 2
Mineral exploration and development costs
Assaying and metallurgical studies	$154	$307	$275
Camp operation and project development	2,464	2,804	1,991
Drilling and underground exploration	170	6,076	4,226
Insurance, lease rental	80	102	73
Permitting and environmental	862	694	579
Transportation and travel	390	847	754
	4,120	10,830	7,898

Drilling and underground development cost recovery	(942)	-	-

Depreciation – mining plant and equipment	168	143	51
Asset retirement accretion	80	77	78
	248	220	129

Total mineral exploration and development costs for the year	3,426	11,050	8,027
Mineral exploration and development costs, beginning of year	32,567	21,517	13,490
Mineral exploration and development costs, end of year	$35,993	$32,567	$21,517

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

11.           Plant and Equipment

	December 31, 2008
	Cost	Accumulated Amortization	Net Book Value
Mining equipment	$1,073	$510	$563
Pilot plant	108	90	18
Furniture, fixtures & equipment	129	90	39
Leasehold improvements	60	19	41
	$1,370	$709	$661

	December 31, 2007
	Cost	Accumulated Amortization	Net Book Value
Mining equipment	$693	$349	$344
Pilot plant	108	82	26
Furniture, fixtures & equipment	107	81	26
Leasehold improvements	60	8	52
	$968	$520	$448

12.           Asset Retirement Obligation

Although the ultimate amount of the asset retirement obligation is uncertain, the fair value estimate of these obligations, including the Company’s obligations to undertake site reclamation and remediation in connection with its Prairie Creek Mine Site infrastructure and development and applicable regulations, is based on information currently available.

The total undiscounted amount of the estimated cash flows required to settle the Company’s reclamation and remediation obligations, as at December 31, 2008, is estimated to be $2.383 million
(2007 - $2.528 million).  While it is anticipated that some expenditures will be incurred during the life of the operation to which they relate (should mining activity commence), a significant component of this expenditure will only be incurred at the end of the mine life.

The fair value of the estimated cash flows has been estimated at $1.162 million as at December 31, 2008 (2007 - $1.228 million).  In determining the fair value of the asset retirement obligation, the Company has assumed a long-term inflation rate of 2.5% (2007 – 2.5%), a credit-adjusted risk-free discount rate of 6.5% (2007 – 6.5%) and a weighted average useful life of production facilities and equipment of ten years.  Elements of uncertainty in estimating this amount include changes in the projected mine life, reclamation expenditures incurred during ongoing operations and reclamation and remediation requirements and alternatives.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

12.           Asset Retirement Obligation (continued)

A summary of the Company’s provision for asset retirement obligation and reclamation is presented below:

	2008	2007
Balance – beginning of year	$1,228	$1,380
Reclamation activity	(366	(246)
Accretion	80	77
Change in estimates	220	17
Balance – end of year	$1,162	$1,228

During the year ended December 31, 2008, the Company’s reclamation activities reduced the asset retirement obligation by $366,000 (2007 - $246,000).

13.	Share Capital

Authorized: Unlimited common shares with no par value (2007 – unlimited).

Issued and outstanding: 118,969,063 common shares (2007 – 120,213,962).

(a)	During the year ended December 31, 2008:

i.	471,101 warrants were exercised at a price of $0.72 per common share for proceeds of $340,000.

ii.
1,716,000 common shares were purchased for cancellation pursuant to the Company’s Normal Course Issuer Bid for a total expenditure of $378,000 or $0.22 per share.  The difference of $578,000 between the cost of the shares re-acquired and the average stated value of the shares based upon the Company’s share capital account was allocated to contributed surplus.

(b)	During the year ended December 31, 2007:

i.     450,000 stock options were exercised at $0.23 per common share for proceeds of $103,500.

ii.     100,000 stock options were exercised at $0.89 per common share for proceeds of $89,000.

iii.	308,750 broker warrants were exercised at $0.72 to $0.93 per common share for proceeds of $225,500.

iv.
On July 23, 2007 the Company completed a private placement of 11,765,000 Units at a price of $0.85 per Unit for total proceeds of $10,000,250.  Each Unit consists of one common share and one-half of one common share purchase warrant.  Each whole Warrant entitles the holder to purchase one common share at a price of $1.20 per Warrant Share, until July 23, 2009.  A value of $1,365,667 was assigned to the warrants issued and added to contributed surplus. The fair value of the warrants was calculated at $0.23 each (see Note 14(b)).  Share issue costs relating to the transaction amounted to $233,918.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

13.	Share Capital (continued)

(c)	During the year ended December 31, 2006:

i.
In January 2006, the Company completed an underwritten private placement for total proceeds of $9.6 million, through the issuance of 13,333,333 units, priced at $0.72 per unit.  Each unit consisted of one common share and one-half share purchase warrant (6,666,666 warrants)exercisable to purchase one common share at a price of $1.00 per share for a period of two years.  A value of $2,263,858 was assigned to the warrants issued and added to contributed surplus.  The fair value of the warrants was $0.34 each.  Share issue costs related to the transaction amounted to $768,141.

Commission related to the private placement was 7% in cash and underwriter’s warrants (1,333,333 warrants) exercisable for units in the amount of 10% of the number of units sold at $0.72 per unit for a period of two years.  A value of $773,333 was assigned to the warrants issued and added to contributed surplus.

On June 14, 2006, at the Company’s Annual Meeting, shareholders approved the issuance to Northern Securities Inc. of underwriters options on 1,333,333 units, exercisable for a period of two years from January 30, 2006 at $0.72 per unit, with each unit consisting of one common share and one half share purchase warrant (666,666 warrants) exercisable at $1.00 per share for a period of two years, pursuant to the underwritten financing of the Company completed in January 2006.  A value of $319,999 was assigned to the broker warrants issued and added to contributed surplus.

ii.
In November 2006, the Company completed an underwritten private placement for total proceeds of $13 million consisting of 5,555,555 units at $0.90 per unit and 6,956,522 Flow-Through Shares at $1.15 per Flow-Through Share.  Each unit consisted of one common share and one-half share purchase warrant (2,777,778 warrants).  Each full warrant is exercisable to purchase one common share at a price of $1.15 per share until November 23, 2008.  A value of $845,077 was assigned to the warrants issued and added to contributed surplus.  Share issue costs related to the transaction amounted to $1,029,783.

A commission of 7% in cash was paid and broker warrants equal to 7% of the 5,555,555 units sold in the offering were issued (388,889 warrants).  Each broker warrant is exercisable at $0.93 into one broker unit consisting of one common share and one-half warrant (194,444 warrants), with each whole warrant exercisable at $1.15 until November 23, 2008.  Values of $166,549 and $73,362 were assigned to the broker warrants and half warrants respectively.

In addition, a commission of broker warrants of 7% of the Flow-Through Shares were issued (486,957 warrants).  Each broker flow through warrant is exercisable into one common share at $1.15 until November 23, 2008.  A value of $183,723 was assigned to the broker warrants issued.

iii.	1,307,590 broker warrants were exercised between $0.55 to $0.85 per common share for total proceeds of $821,101.

        iv.                690,000 stock options were exercised at $0.60 per common share for proceeds of $414,000.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

14.           Stock Options and Warrants

(a)           Stock Options

The Company has an incentive stock option plan in place under which it is authorized to grant stock options to directors, executive officers, employees and consultants.  At December 31, 2008, the Company was allowed to grant up to 10% of the issued share capital of the Company as stock options.  Stock options are exercisable once they have vested under the terms of the grant.  A summary of the Company’s options at December 31, 2008, 2007 and 2006 and the changes for the years then ended is presented below:

2008			2007		2006
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding, beginning of year	4,865,000	$0.73	4,780,000	$0.66	4,000,000	$0.56
Granted	-	-	695,000	0.94	1,500,000	0.90
Exercised	-	-	(550,000)	0.35	(690,000)	0.60
Cancelled	(660,000)	0.72	(60,000)	0.89	(30,000)	0.89
Outstanding, end of year	4,205,000	$0.73	4,865,000	$0.73	4,780,000	$0.66

As at December 31, 2008, the Company has outstanding stock options to purchase an aggregate 4,205,000 common shares as follows:

Options Outstanding and Exercisable
Number	Weighted Average Exercise Price	Expiry Date
2,460,000	$0.60	January 14, 2010
110,000	0.89	June 27, 2011
1,000,000	0.90	December 13, 2011
635,000	0.94	October 15, 2012
4,205,000	$0.73

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

14.           Stock Options and Warrants (continued)

(a)           Stock Options (continued)

No stock options were granted during the year ended December 31, 2008.  For the year ended December 31, 2008, using the fair value method for stock-based compensation, the Company recorded a charge of $205,000 (2007 – $267,000; 2006 – $1.023 million) upon the vesting of stock options granted to directors, officers, employees and contractors in the year ended December 31, 2007.  This amount was determined using the Black-Scholes option pricing model, based on the following terms and assumptions:

	2008	2007	2006
Dividend Yield	N/a	0%	0%
Risk free interest rate	N/a	4.07%	4.02%
Expected life	N/a	5 years	5 years
Expected volatility	N/a	89%	101%

(b)           Warrants

A summary of the Company’s warrants issued and outstanding as at December 31, 2008, 2007 and 2006 and the changes for the years then ended is presented below:

2008			2007		2006
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
Outstanding, beginning of year	17,569,243	$1.02	11,995,493	$1.02	788,350	$0.57
Granted	-	-	5,882,500	1.20	12,514,733	1.01
Exercised	(471,101)	0.72	(308,750)	0.73	(1,307,590)	0.63
Expired	(11,215,642)	1.04	-	-	-	-
Outstanding, end of year	5,882,500	$1.20	17,569,243	$1.09	11,995,493	$1.02

As at December 31, 2008, the Company has outstanding warrants to purchase an aggregate 5,882,500 common shares at an exercise price of $1.20 per warrant, expiring July 23, 2009.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

14.           Stock Options and Warrants (continued)

(b)           Warrants (continued)

No warrants were issued in the year ended December 31, 2008.  The fair value of the warrants issued during the years ended December 31, 2007, and 2006 was determined using the Black-Scholes option pricing model based upon the following terms and assumptions:

	2008	2007	2006
Dividend Yield	N/a	0%	0%
Risk free interest rate	N/a	3.96%	3.26%
Expected life	N/a	2 years	2 years
Expected volatility	N/a	67%	71%

The fair value of the 2007 warrants was allocated by bifurcating the warrant value and the closing share price from the amount per unit in the private placement offering (see Note 13(b)(iv)).

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

14.           Stock Options and Warrants (continued)

 (c)           Contributed Surplus

A summary of the contributed surplus account is presented below:

	Options	Warrants	Unexercised Options and Warrants	Normal Course Issuer Bid	Total
Balance, December 31, 2005	$1,350	$129	$-	$-	$1,479
Stock options issued	1,023	-	-	-	1,023
Stock options exercised	(255)	-	-	-	(255)
Stock options cancelled	(114)	-	114	-	-
Warrants issued	-	4,626	-	-	4,626
Warrants exercised	-	(394)	-	-	(394)
Balance, December 31, 2006	2,004	4,361	114	-	6,479
Stock options issued	267	-	-	-	267
Stock options exercised	(91)	-	-	-	(91)
Stock options cancelled	(38)	-	38	-	-
Warrants issued	-	1,366	-	-	1,366
Warrants exercised	-	(177)	-	-	(177)
Balance, December 31, 2007	2,142	5,550	152	-	7,844
Stock-based compensation	205	-	-	-	205
Stock options cancelled	(311)	-	311	-	-
Warrants expired	-	(1,262)	1,262	-	-
Broker warrants exercised	-	(273)	-	-	(273)
Shares cancelled under normal course issuer bid	-	-	-	578	578
Balance, December 31, 2008	$2,036	$4,015	$1,725	$578	$8,354

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

15.           Capital Management

The Company manages its cash and cash equivalents, short-term investments, marketable securities, common shares, stock options and share purchase warrants as capital.  As the Company is in the exploration and development stage, its principal source of funds for its operations is from the issuance of common shares.  The issuance of common shares requires approval of the Board of Directors.  It is the Company’s objective to safeguard its ability to continue as a going concern, so that it can continue to explore and develop its Prairie Creek project for the benefit of its stakeholders.  The Company uses stock options primarily to retain and provide future incentives to key employees and members of the management team.  The granting of stock options is primarily determined by the Compensation Committee of the Board of Directors.

In 2008, the Company reviewed its current investment portfolio and strategy.  During this review, it was noted that the rates of return for Bankers’ Acceptances and Guaranteed Investment Certificates had declined significantly during the latter half of 2008.  The Company determined that it was appropriate to allocate a portion of its investments to equities in order to seek a better return on its capital resources.  As at December 31, 2008, a total of approximately $1.962 million has been invested in the equity stock of a number of major mining companies.  The Company considers that these marketable securities, while acquired as part of a medium-term investing strategy, are highly liquid assets in view of the average trading volumes of the shares of the companies acquired.

16.           Related Party Transactions

The Company incurred rent expense with corporations with a common director of the Company in the amount of $19,000 (2007 - $13,000; 2006 - $12,000).  These transactions were within the normal course of business and have been recorded at amounts agreed to by the transacting parties. At December 31, 2008, $10,000 relating to amounts owing to related parties, with no interest accruing, was included in accounts payable and accrued liabilities (2007 - $2,000).

17.           Income Taxes

The Company’s future income tax income for the year ended December 31, 2008, is $Nil (2007 - $2.487 million; 2006 - $1.763 million).  A reconciliation of the statutory tax rate to the effective rate for the Company is as follows:
	2008	2007	2006
		Restated – Note 2	Restated – Note 2
Statutory tax rate	31.00%	34.12%	35.01%
Recovery of income taxes computed at statutory rates	$1,311	$4,084	$3,321
Permanent differences	(64)	(93)	(361)
Expired losses	(192)	(162)	(55)
Other	(118)	281	479
Income tax rate changes	(403)	(1,612)	(810)
Change in valuation allowance	(534)	(11)	(811)
	$-	$2,487	$1,763

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

17.           Income Taxes (continued)

The approximate tax effect of each type of temporary difference that gives rise to the Company’s future income tax assets and liabilities are as follows:

	2008	2007	2006
		Restated – Note 2	Restated – Note 2
Future income tax assets
Non-capital loss carry forwards	$2,964	$2,136	$1,672
Plant and equipment	139	183	287
Resource interests	3,234	3,310	3,367
Other	584	758	1,050
	6,921	6,387	6,376
Valuation allowance	(6,921)	(6,387)	(6,376)
Net future tax assets	$-	$-	$-

At December 31, 2008, the Company has approximately $11.399 million (2007 - $7.912 million) of non-capital losses for tax purposes available to be carried forward at various dates until 2028 and applied against future income tax for tax purposes and approximately $17.491 million (2006 - $16.668 million) of unused cumulative Canadian exploration and development expenses for tax purposes available to be carried forward indefinitely and applied against future income for tax purposes.  The non-capital losses expire as follows:

Year
2009	$597
2010	1,033
2014	926
2015	936
2026	1,046
2027	2,755
2028	4,106
$11,399

Future income tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is uncertain.

During the year ended December 31, 2005, the Company renounced to subscribers of 9,963,457 flow-through shares Canadian Exploration Expenditures (“CEE”) of $5.675 million.  The Company applied the accounting treatment recommended by EIC-146 requiring the transaction to be reported in the 2006 fiscal period.  The net effect of the recommendations of EIC-146 resulted in the recognition of the estimated tax benefits renounced by the Company to the investors in respect of flow-through shares.  As a result, future income tax income of $1.763 million and a corresponding reduction in shareholders’ equity was recorded in fiscal 2006.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

17.           Income Taxes (continued)

During the year ended December 31, 2006, the Company renounced to subscribers of 6,956,522 flow-through shares CEE of $8 million.  The Company applied the accounting treatment in EIC-146 requiring the transaction to be reported in the 2007 fiscal period.  As a result, future income tax income of $2.487 million and a corresponding reduction in shareholders’ equity was recorded in fiscal 2007.

Funds raised through the issuance of flow-through shares are required to be expended on qualified Canadian mineral exploration expenditures, as defined pursuant to Canadian income tax legislation.  The flow-through gross proceeds less the qualified expenditures made to date represent the funds received from flow-through share issuances which have not been spent and which are held by the Company.  As at December 31, 2008 and 2007, all of the flow-through proceeds have been expended.

18.           Financial Instruments

(a)	Fair Values

The recorded amounts for other cash and cash equivalents, other receivables, accounts payable and accrued liabilities approximate their fair value due to their short-term nature.  The Company has designated its cash and cash equivalents, short-term investments, marketable securities and restricted cash as held for trading assets.

(b)	Market risk

The Company holds certain marketable securities that will fluctuate in value as a result of trading on global financial markets.  Furthermore, as the Company’s marketable securities are also in mining companies, market values will fluctuate as commodity prices change.  Based upon the Company’s portfolio at December 31, 2008, a 10% fluctuation in the market price of the securities held, ignoring any foreign currency risk which is described below, would have resulted in an increase (or decrease) to net loss of approximately $202,000.

(c)	Interest rate risk

Included in the loss for the year in these financial statements is investment income on the Company’s cash and cash equivalents and short-term investments.  If interest rates throughout the year had been 100 basis points (1%) lower (higher) then net loss would have been approximately $255,000 higher ($255,000 lower).  The Company does not have any debt obligations which expose it to interest rate risk.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

18.           Financial Instruments (continued)

(d)	Foreign currency risk

The Company holds certain marketable securities that are denominated in U.S. dollars and which, as held for trading assets, impact the Company’s net loss as a result of being marked to market at each reporting period. The Company estimates that, based upon the securities held at December 31, 2008, and assuming no changes in number of shares or stock price, for every $0.01 fluctuation in exchange rate between the Canadian and U.S. dollar, the Company’s net loss would be $16,000 higher (or lower).

(e)	Credit risk

The Company considers that the following financial assets are exposed to credit risk: cash and cash equivalents, short-term investments, marketable securities and restricted cash.  The total value of these items at December 31, 2008 is $23.186 million.  Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss.  The Company does not currently generate any revenues from sales to customers nor does it hold derivative type instruments that would require a counterparty to fulfil a contractual obligation.  The Company has never held any asset-backed paper instruments.  The Company seeks to place its cash and cash equivalents, short-term investments and restricted cash with reputable financial institutions.  Accordingly, the Company believes that it is exposed to minimal credit risks at the current time, although the current concerns surrounding financial institutions globally have increased the risk of a credit default by a major bank impacting the Company.  At December 31, 2008, the Company’s cash and cash equivalents, short-term investments and restricted cash were invested in four financial institutions.

(f)	Liquidity risk

Liquidity risk encompasses the risk that the Company cannot meet its financial obligations as they fall due.  As at December 31, 2008, the Company had positive working capital of $22.557 million.  Accordingly, the Company is able to meet its current obligations and has minimal liquidity risk.  However, the Company will require significant additional funding in the future in order to complete the development of the Prairie Creek Mine site and bring the mine into production.  Accordingly, there is a risk that the Company may not be able to secure adequate funding on reasonable terms, or at all, at that future date.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

19.           Reconciliation of Canadian and United States Generally Accepted Accounting Principles

For the purposes of U.S. GAAP the Company is considered to be an Exploration Stage Enterprise.  These financial statements have been prepared in accordance with Canadian GAAP which differs in certain material respects from U.S. GAAP.  The material differences between Canadian and U.S. GAAP, in respect of these financial statements, are summarized as follows:

Balance Sheets

	2008	2007
		Restated – Note 2

Share capital (Canadian GAAP)	$65,621	$65,964
Increase due to future income tax recovery on renouncement of flow-through shares (c)	4,250	4,250
Decrease due to flow-through share premium paid in excess of market value (c)	(1,531)	(1,531)
Share capital (U.S. GAAP)	$68,340	$68,683

Deficit (Canadian GAAP)	$(46,127)	$(41,899)
Increase due to future income tax recovery on renouncement of flow-through shares (c)	(4,250)	(4,250)
Decrease due to flow through share premium paid in excess of market value (c)	1,531	1,531
Deficit (U.S. GAAP)	$(48,846)	$(44,618)

Statements of Operations

	2008	2007	2006
		Restated – Note 2	Restated – Note 2

Net loss and comprehensive loss (Canadian GAAP)	$(4,228)	$(9,483)	$(7,723)
Flow through share premium reversal (c)	-	1,531	-
Future income tax recovery elimination (c)	-	(2,487)	(1,763)
Net loss and comprehensive loss (U.S. GAAP)	$(4,228)	$(10,439)	$(9,486)

Loss per share - basic and diluted (U.S. GAAP)	$(0.04)	$(0.09)	$(0.10)

Weighted average number of common shares outstanding - basic and diluted (U.S. GAAP)	120,440,062	113,429,078	94,734,979

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

19.	Reconciliation of Canadian and United States Generally Accepted Accounting Principles (continued)

(a)	Resource Interests

During 2008, the Company adopted an accounting policy, under Canadian GAAP, whereby exploration and development costs are to be expensed until such time as either mineral reserves are proven or permits to operate a mineral resource property and financing to complete development are received.  This change in accounting policy was adopted on a retrospective basis with restatement of the comparative periods presented.  Previously, the Company capitalized such expenditures as incurred which is permitted under Canadian GAAP.  U.S. GAAP requires that exploration costs relating to resource interests be expensed until there is substantial evidence of economically recoverable resources.  Accordingly, there is no GAAP difference for the years ended December 31, 2008, 2007 and 2006.  For the purposes of U.S. GAAP, the Company is considered to be an Exploration Stage Enterprise.

(b)	Income Taxes

Under Canadian GAAP, future income taxes are calculated based on enacted or substantively enacted tax rates applicable to future years.  Under U.S. GAAP, only enacted rates are used in the calculation of future income taxes.  This difference in GAAP did not result in a difference in the financial position, results of operations or cash flows of the Company for the years presented.

(c)           Flow-through Shares

Under Canadian GAAP, no liabilities are recorded on flow-through shares until expenditures have been renounced.  Under U.S. GAAP, a liability on flow-through shares is required at the time such shares are issued for the excess of the shares over quoted market value.  This liability is reversed and a deferred tax liability is recognized for U.S. GAAP when the expenditures are renounced.  Under U.S. GAAP, unexpended flow-through funds as at the balance sheet date are separately classified as restricted cash.  At December 31, 2008, there were $Nil in unexpended flow-through funds (2007 - $Nil).

(d)           Newly Adopted Accounting Pronouncements

Fair Value Accounting

In September 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 157, “Fair Value Measurements” (“FAS 157”).  FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  The provisions of FAS 157 were adopted January 1, 2008.  In February 2008, the FASB staff issued Staff Position No. 157-2 “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”).  FSP FAS 157-2 delayed the effective date of FAS 157 for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  The provisions of FSP FAS 157-2 are effective for the Company’s fiscal year beginning January 1, 2009.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

19.	Reconciliation of Canadian and United States Generally Accepted Accounting Principles (continued)

(d)           Newly Adopted Accounting Pronouncements (continued)

Fair Value Accounting (continued)

In October 2008, the FASB issued FSP No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP FAS 157-3”), which clarifies the application of FAS 157 in an inactive market.  The intent of this FSP is to provide guidance on how the fair value of a financial asset is to be determined when the market for that financial asset is inactive.  FSP FAS 157-3 states that determining fair value in an inactive market depends on the facts and circumstances, requires the use of significant judgment and in some cases, observable inputs may require significant adjustment based on unobservable data.  Regardless of the valuation technique used, an entity must include appropriate risk adjustments that market participants would make for non-performance and liquidity risks when determining fair value of an asset in an inactive market.  FSP FAS 157-3 was effective upon issuance.  The Company has incorporated the principles of FSP FAS 157-3 in determining the fair value of financial assets when the market for those assets is not active.

FAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy under FAS 157 are described below:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 - Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”).  FAS 159 permits entities to choose to measure eligible financial instruments and other items at fair value.  The provisions of FAS 159 were adopted January 1, 2008.  The Company did not elect the Fair Value Option for any of its financial assets or liabilities, and therefore, the adoption of FAS 159 had no impact on the Company’s financial position, results of operations or cash flows.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

19.	Reconciliation of Canadian and United States Generally Accepted Accounting Principles (continued)

(e)           New Accounting Pronouncements

Business Combinations

In December 2007, the FASB issued FASB Statement No. 141(R), “Business Combinations” (“FAS 141(R)”) which retains the requirements that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination.  Among the significant changes that FAS 141(R) makes to how the acquisition method is applied include (a) measuring the assets acquired, the liabilities assumed, and any non-controlling interest at their fair values, (b) recognizing assets acquired and liabilities assumed arising from contingencies, (c) recognizing contingent consideration at the acquisition date, measured at its fair value and (d) recognizing a gain in the event of a bargain purchase (instead of negative goodwill).  FAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period that commences on or after December 15, 2008 (i.e., January 1, 2009 for the Company).  The Company does not believe that FAS 141(R) will have an impact on its financial statements unless the Company enters into a business acquisition subsequent to January 1, 2009.

Derivative Instruments and Hedging Activities

In March 2008, the FASB issued FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“FAS 161”) which requires enhanced disclosures about how and why a company uses derivative and hedging activities.  FAS 161 is effective for financial statements issued for years beginning after November 15, 2008 (i.e., January 1, 2009 for the Company).  The Company does not expect the adoption of FAS 161 to have a significant impact on the Company’s financial statements.

Hierarchy of Generally Accepted Accounting Principles

In May 2008, the FASB issued FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“FAS 162”) which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of non-governmental entities that are presented in conformity with GAAP.  FAS 162 is effective 60 days following the Security and Exchange Commission’s (“SEC”) approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with GAAP.”  The Company does not expect the adoption of FAS 162 to have an impact on the Company’s financial position, results of operations or cash flows.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2008
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

20.           Commitments

(a)	The Company has entered into operating lease agreements for office space and equipment. These agreements require the Company to make the following lease payments:

	Office Leases	Office equipment	Total
Year ending December 31, 2009	$142	$7	$149
Year ending December 31, 2010	136	-	136
Year ending December 31, 2011	134	-	134
Year ending December 31, 2012	78	-	78
	$490	$7	$497

(b)
The Company has a letter of guarantee outstanding in the amount of $214,000 as security for the Company fulfilling certain obligations pursuant to an Authorization granted by DFO relating to road repairs in proximity to the Prairie Creek Mine Site (see Notes 8 and 9).

21.           Subsequent events

Subsequent to December 31, 2008:

(a)	170,000 stock options at exercise prices between $0.89 to $0.94 per common share were cancelled.

(b)	An additional 13,500 common shares were purchased for cancellation pursuant to the Company’s Normal Course Issuer Bid for a total expenditure of $2,735 or $0.20 per share.

22.           Comparative Figures

Certain prior year amounts have been reclassified to conform with the presentation adopted in the current year.